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EXHIBIT 11

Computation of per share earnings


                                   Quarter Ended     Nine Months Ended
                                     October 31,             October 31,
                                   1997     1996            1997     1996

Earnings per Common & Common Equivalent Share:

Net Earnings                    $88,099     $75,183     $284,977     $236,524

Weighted Average Shares
Outstanding                     174,694     172,874      174,067      165,776
Dilutive Effect of Common
  Stock Equivalents                  68          80           68           77
Weighted Average Shares,
  as Adjusted                   174,762     172,954      174,135      165,853

Earnings per Common &
  Common Equivalent Share          $.50        $.43        $1.64        $1.43


Earnings per Common Share - Assuming Full Dilution:

Net Earnings                  $88,099      $75,183      $284,977      $236,524
Interest (After Taxes) on
Convertible Debt                    -            -             -         3,618
Net Earnings, as Adjusted     $88,099      $75,183      $284,977      $240,142

Weighted Average Shares
  Outstanding                 174,694      172,874       174,067       165,776
Dilutive Effect of Common
  Stock Equivalents               153           99           152            98
Shares Added if All Debt
  Converted                        -             -             -         6,688
Weighted Average Shares,
  as Adjusted                 174,847      172,973       174,219       172,562

Earnings per Common Share
  - Assuming Full Dilution       $.50         $.43         $1.64        $1.39